Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

Brookline Bancorp, Inc.

and

PCSB Financial Corporation

Dated as of May 23, 2022

Article I - THE MERGER		1

1.1	The Merger	1
1.2	Effective Time	1
1.3	Effects of the Merger	2
1.4	Closing	2
1.5	Certificate of Incorporation and Bylaws	2
1.6	Directors of the Surviving Corporation	2
1.7	Officers of the Surviving Corporation	2
1.8	Company Bank	3
1.9	Tax Consequences	3

Article II - MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES		3

2.1	Merger Consideration	3
2.2	Rights as Stockholders; Stock Transfers	3
2.3	Fractional Shares	4
2.4	Election Procedures	4
2.5	Exchange Procedures	6
2.6	Anti-Dilution Provisions	8
2.7	Options and Other Stock-Based Awards	8
2.8	Withholding Rights	9
2.9	No Dissenters’ Rights	9
2.10	Reservation of Right to Revise Structure	9

Article III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9

3.1	Making of Representations and Warranties	9
3.2	Organization, Standing and Authority	10
3.3	Capitalization	10
3.4	Subsidiaries	11
3.5	Corporate Power	12
3.6	Corporate Authority	12
3.7	Non-Contravention	12
3.8	Articles of Incorporation; Bylaws; Corporate Records	13
3.9	Compliance with Laws	13
3.10	Litigation; Regulatory Action	14
3.11	SEC Documents; Financial Reports and Regulatory Reports	15
3.12	Absence of Certain Changes or Events	16
3.13	Taxes and Tax Returns	17
3.14	Employee Benefit Plans	19
3.15	Labor Matters	23
3.16	Insurance	24
3.17	Environmental Matters	25
3.18	Intellectual Property	26
3.19	Privacy and Protection of Personal Information	28
3.20	Material Agreements; Defaults	30
3.21	Property and Leases	31

ii

3.22	Inapplicability of Takeover Laws	33
3.23	Regulatory Capitalization	33
3.24	Loans; Nonperforming and Classified Assets	33
3.25	Deposits	37
3.26	Investment Securities	37
3.27	Investment Management and Related Activities	37
3.28	Derivative Transactions	37
3.29	Repurchase Agreements	38
3.30	Deposit Insurance	38
3.31	CRA, Anti-money Laundering and Customer Information Security	38
3.32	Transactions with Affiliates	40
3.33	Brokers; Fairness Opinion	40
3.34	Intended Tax Treatment	40

Article IV - REPRESENTATIONS AND WARRANTIES OF BUYER		40

4.1	Making of Representations and Warranties	40
4.2	Organization, Standing and Authority	41
4.3	Capitalization	41
4.4	Corporate Power	42
4.5	Corporate Authority	42
4.6	Non-Contravention	42
4.7	Corporate Records; Certificate of Incorporation; Bylaws	43
4.8	Compliance with Laws	43
4.9	Litigation; Regulatory Action	44
4.10	SEC Documents; Financial Reports; and Regulatory Reports	44
4.11	Absence of Certain Changes or Events	45
4.12	Employee Benefit Plans	46
4.13	Regulatory Capitalization	47
4.14	CRA, Anti-money Laundering and Customer Information Security	47
4.15	Taxes and Tax Returns	48
4.16	Labor Matters	48
4.17	Insurance	48
4.18	Environmental Matters	48
4.19	Privacy and Protection of Personal Information	49
4.20	Loans	50
4.21	Brokers	50

Article V - COVENANTS RELATING TO CONDUCT OF BUSINESS		51

5.1	Company Forbearances	51
5.2	Buyer Forbearances	55

Article VI - ADDITIONAL AGREEMENTS		55

6.1	Company Stockholder Approval	55
6.2	Registration Statement	56
6.3	Press Releases	57
6.4	Access; Information	57
6.5	No Solicitation	58

6.6	Takeover Laws	61
6.7	Shares Listed	61
6.8	Regulatory Applications; Filings; Consents	61
6.9	Indemnification; Directors’ and Officers’ Insurance	62
6.10	Employees and Benefit Plans	63
6.11	Notification of Certain Matters	65
6.12	Financial Statements and Other Current Information	65
6.13	Confidentiality Agreement	66
6.14	Certain Tax Matters	66
6.15	Certain Litigation	66
6.16	Section 16 Votes	66
6.17	Tax Treatment	66
6.18	ESOP Matters	67

Article VII - CONDITIONS TO CONSUMMATION OF THE MERGER		68

7.1	Conditions to Each Party’s Obligations to Effect the Merger	68
7.2	Conditions to the Obligations of Buyer	68
7.3	Conditions to the Obligations of the Company	69

Article VIII - TERMINATION		70

8.1	Termination	70
8.2	Effect of Termination and Abandonment	71

Article IX - MISCELLANEOUS		72

9.1	Standard	72
9.2	Survival	73
9.3	Certain Definitions	73
9.4	Waiver; Amendment	81
9.5	Expenses	81
9.6	Notices	81
9.7	Understanding; No Third Party Beneficiaries	82
9.8	Confidential Supervisory Information	82
9.9	Assignability; Binding Effect	82
9.10	Headings; Interpretation	82
9.11	Counterparts	83
9.12	Governing Law	83
9.13	Specific Performance	83
9.14	Severability	83
9.15	Delivery by Facsimile or Electronic Transmission	83

AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2022 (this “Agreement”), by and between Brookline Bancorp, Inc., a Delaware corporation (“Buyer”), and PCSB Financial Corporation, a Maryland corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and stockholders to enter into this Agreement and to consummate the strategic business combination provided for herein;

WHEREAS, Buyer and the Company intend to effect a merger (the “Merger”) of the Company with and into Buyer in accordance with this Agreement and the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”) with Buyer to be the surviving entity in the Merger;

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and certain executive officers of the Company has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each, a “Voting Agreement”), pursuant to which each stockholder has agreed, among other things, to vote such stockholder’s shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I - THE MERGER

1.1            The Merger. Subject to the terms and conditions of this Agreement, in accordance with the MGCL and the DGCL, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under its Certificate of Incorporation, Bylaws and the laws of the State of Delaware (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).

1.2            Effective Time. On or before the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall execute and cause to be filed with the Secretary of State of the State of Delaware a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the DGCL, and execute and cause to be filed with the State of Maryland Department of Assessments and Taxation a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the MGCL. The Merger shall become effective on the date and at the time specified therein (the “Effective Time”).

1.3            Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MGCL and the DGCL.

1.4            Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place by mail, electronic delivery, or, with the mutual consent of the parties, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, (a) at 9:00 a.m. (Eastern Time) on a date to be specified by the parties, which shall be no later than five Business Days after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (the “Baseline Closing Date”), (b) at the election of Buyer, on the last Business Day of the month in which the Baseline Closing Date occurs, or (c) if the Baseline Closing Date occurs in the second half of a fiscal quarter of Buyer, at the election of Buyer, on the last Business Day of such fiscal quarter (such day hereinafter referred to as the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

1.5            Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.6            Directors of the Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation; provided, however, that, upon and subject to the occurrence of the Effective Time, Buyer shall expand the size of its Board of Directors to consist of 15 directors, including one director of the Company, who shall be a member of the Board of Directors of the Company as of immediately prior to the Effective Time and shall qualify as an “independent director” with respect to Buyer under the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”) and the applicable rules of the SEC, as selected by Buyer in its sole discretion (the “Company Board Designee”), to fill such newly-created vacancy and hold office until his or her successor is duly elected and qualified or until their earlier death, resignation or removal.

1.7            Officers of the Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.8            Company Bank. The Board of Directors of PCSB Bank (the “Company Bank”) immediately after the Effective Time shall consist of the current directors of the Company Bank; provided, however, the Company Board Designee shall resign as a director of the Company Bank immediately prior to the Effective Time. The Board of Directors of the Company Bank shall receive the compensation set forth in Schedule 1.8 of the Company Disclosure Schedule.

1.9            Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Article II - MERGER CONSIDERATION;
ELECTION AND EXCHANGE PROCEDURES

2.1            Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company, any stockholder of the Company or any stockholder of Buyer:

(a)            Each share of common stock, par value $0.01 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)            Each share of Company Treasury Stock immediately prior to the Effective Time and any Suspense Shares remitted to the Company prior to the Effective Time for purposes of repayment of the ESOP Loan as contemplated by Section 6.18, shall be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)            Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and any Suspense Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.4 either (i) $22.00 in cash, without interest (the “Cash Consideration”), or (ii) 1.3284 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

2.2            Rights as Stockholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and, except as to Treasury Stock and any Suspense Shares, each Certificate previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3            Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices of Buyer Common Stock on Nasdaq during the regular session (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the ten consecutive trading days ending on the fifth Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “Buyer Stock Price”).

2.4            Election Procedures.

(a)            An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”)) in such form as the Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no less than 20 Business Days prior to the anticipated Closing Date or such other date as the Company and Buyer shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of five Business Days prior to the Mailing Date. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided, however, that, notwithstanding any other provision of this Agreement to the contrary, 60 percent (60%) of the shares of Company Common Stock issued and outstanding immediately prior to Effective Date (which shall not exceed 16,350,000) (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining shares of Company Common Stock shall be converted into the Cash Consideration. A record holder acting in different capacities or acting on behalf of other Persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b)            To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on the 25th day following the Mailing Date (or such other time and date as mutually agreed upon by the parties (which date shall be publicly announced by Buyer as soon as practicable prior to such date)) (the “Election Deadline”), accompanied by the Certificate(s) as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificate(s), as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided, however, that such Certificate(s) are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c)            The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 2.4(c).

(i)            If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.3 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii)            If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A)            if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.3 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)            if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.3 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.5            Exchange Procedures.

(a)            On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b)            Not more than five Business Days following the Closing Date, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1, 2.3 and 2.4 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.5(b), each Certificate (other than Certificates representing Treasury Stock and any Suspense Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1, 2.3 and 2.4 and any unpaid dividends and distributions thereon as provided in Section 2.5(c). No interest shall be paid or accrued on (x) any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or (y) any such unpaid dividends and distributions payable to holders of Certificates.

(c)            No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

(d)            The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.5, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)            Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any stockholders of the Company who have not theretofore complied with Section 2.5(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered, or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)            Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

2.6            Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that nothing in this Section 2.6 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided, further, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards or issues and/or withholds shares of Buyer Common Stock upon exercise or settlement of such awards.

2.7            Options and Other Stock-Based Awards.

(a)            At the Effective Time, each option to purchase Company Common Stock (collectively, the “Company Stock Options”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, automatically be canceled and, on the Closing Date, Company shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock underlying such Company Stock Option (whether vested or unvested) and (ii) the excess, if any, of $22.00 per share over the exercise price per share of Company Common Stock provided for in such Company Stock Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes.

(b)            As of immediately prior to the Effective Time, all restricted stock awards granted by the Company (collectively, the “Company RSAs”) shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including but not limited to, the provisions of Section 2.1(c).

(c)            As of immediately after the Effective Time, the 2018 Equity Incentive Plan (the “Company Equity Plan”) shall terminate and be of no further force and effect. The Company shall take all actions necessary in order to effect the provisions of this Section 2.7, including, without limitation, seeking all necessary approvals and providing any notices required under the Company Equity Plan. The Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof administering the Company Equity Plan) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

2.8            Withholding Rights. Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options or Company RSAs such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Stock Options or Company RSAs in respect of which such deduction and withholding was made by Buyer.

2.9            No Dissenters’ Rights. In connection with the Merger and the transactions contemplated by this Agreement, holders of shares of Company Common Stock are not entitled to any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the MGCL, “appraisal”, “dissenters”, rights to receive “fair value” for stock, or any other similar rights under the MCGL or otherwise.

2.10            Reservation of Right to Revise Structure. Buyer may at any time prior to the Effective Time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the type or amount of the consideration to be issued to holders of Company Common Stock as merger consideration as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (d) require submission to or approval of the Company’s stockholders after the plan of merger set forth in this Agreement has been approved by the Company’s stockholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

Article III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1            Making of Representations and Warranties.

(a)            As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III, subject to the standards established by Section 9.1.

(b)            On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that (i) no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1 and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Company Material Adverse Effect. Any disclosure made in the Company Disclosure Schedule with respect to a section of Article III shall be deemed to qualify any other section of Article III specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections.

3.2            Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company Bank is a member in good standing of the Federal Home Loan Bank of New York. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

3.3            Capitalization.

(a)            As of the date hereof, the authorized capital stock of the Company consists solely of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.01 par value. As of May 23, 2022, there were (i) 18,703,577 shares of Company Common Stock issued and 15,334,857 shares (including 223,450 shares representing Company RSAs) of Company Common Stock outstanding, (ii) 3,368,720 shares of Treasury Stock, (iii) 1,320,963 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, and (iv) no shares of Buyer Preferred Stock issued and outstanding. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). There are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. Except for the ESOP and the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting, sale or transfer, or registration of any securities or other equity interests of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

(b)            There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(c)            Schedule 3.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company Stock Option, Company RSA and other Company stock-based award, the name of the grantee, the date of grant, the type of grant, the status of any option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each award, the vesting schedule of each award, the number of shares of Company Common Stock that are currently exercisable or vested with respect to such award, the expiration date, and the exercise price per share for each option grant.

3.4            Subsidiaries.

(a)            (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary; (ii) except as disclosed in Schedule 3.4(a)(ii) of the Company Disclosure Schedule, the Company owns all of the issued and outstanding equity securities of each Subsidiary the Company owns, directly or indirectly; (iii) no equity securities of any of the Company’s Subsidiaries are, or may become, required to be issued (other than to the Company) by reason of any contractual right or otherwise; (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company); (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities; and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b)            Except as disclosed in Schedule 3.4(b) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity for persons other than those described in 12 U.S.C. § 1841(g)(2) or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c)            Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

(d)            Each of the Company’s Subsidiaries is engaged solely in activities that are permissible for a subsidiary of a bank holding company and, of the Company’s Subsidiaries that is a Subsidiary of the Company Bank is engaged solely in activities that are permissible for the Company Bank, at locations where the Company Bank may engage in such activities and subject to the same requirements as would apply to such activities if conducted by the Company Bank.

3.5            Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Regulatory Approvals and the Company Stockholder Approval.

3.6            Corporate Authority. This Agreement and the transactions contemplated hereby, subject to the adoption and approval of this Agreement by the affirmative vote of holders of at least a majority of Company Common Stock outstanding and entitled to vote thereon (the “Company Stockholder Approval”), have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (a) unanimously approved the Merger and this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock; (b) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company; and (c) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of the Merger and the transactions contemplated hereby at a meeting of the stockholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The Company Stockholder Approval is the only vote of any class or series of capital stock of the Company required by the MGCL, the Articles of Incorporation of the Company or the Bylaws of the Company to approve this Agreement, the Merger and the transactions contemplated hereby.

3.7            Non-Contravention.

(a)            Subject to the receipt of the Regulatory Approvals and the Company Stockholder Approval, and the required filings under federal and state securities laws, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound; (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Incorporation or Bylaws; or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b)            As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

3.8            Articles of Incorporation; Bylaws; Corporate Records. The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the terms of its Articles of Incorporation or Bylaws (or equivalent organizational documents). The minute books of the Company and each of its Subsidiaries (whether written or electronic) contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors).

3.9            Compliance with Laws. Each of the Company and its Subsidiaries:

(a)            since January 1, 2019, has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting its business, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, CRA, other applicable federal, state, local and foreign laws regulating lending, and all other applicable fair lending laws and other laws relating to discriminatory business practices and record retention (“Finance Laws”). In addition, there is no pending or, to the Knowledge of the Company, threatened charge, action or proceeding by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b)            has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened; and

(c)            has received, since January 1, 2019, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist).

(d)            This Section 3.9 shall not require the disclosure of any confidential supervisory information that may not be disclosed by law.

3.10            Litigation; Regulatory Action.

(a)            Except as set forth on Schedule 3.10(a), no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)            Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation (“FDIC”) and the New York State Department of Financial Services) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.

(c)            Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.11            SEC Documents; Financial Reports and Regulatory Reports.

(a)            The Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended June 30, 2021 (the “Company Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by the Company or any of its Subsidiaries subsequent to April 17, 2017 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”), with the Securities and Exchange Commission (“SEC”), and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the statements of financial condition contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such statement of financial condition relates as of its date, and each of the statements of operations and changes in stockholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated statement of financial condition of the Company and its Subsidiaries contained in the Company Form 10-K (the “Company Balance Sheet”) and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since June 30, 2018, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated statement of financial condition or in the notes thereto.

(b)            The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the related rules and regulations promulgated under such act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. The Company (iii) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (iv) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c)            Since July 1, 2019, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the New York State Department of Financial Services and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

3.12            Absence of Certain Changes or Events. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company SEC Documents (excluding any risk factors or other forward-looking information) filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since June 30, 2021, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent registered public accounting firm; (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice; (v) any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any Tax election made or changed, any annual accounting period changed, any accounting method adopted or changed, any amended Tax Return filed, any Tax Return not timely filed, any closing agreement entered into, any liability with respect to Taxes settled or compromised, any adjustment of any Tax attribute agreed to, any right to claim a refund of Taxes surrendered, any extension or waiver of the limitation period applicable to any Tax claim or assessment consented to, or any other similar action taken by the Company or any of its Subsidiaries relating to the filing of any Tax Return or the payment of any Tax; (v) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, other than loans and loan commitments; or (vii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

3.13            Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

(a)            Each of the Company and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.

(b)            The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of March 31, 2022, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) included in the Company’s unaudited statement of financial condition as of March 31, 2022 set forth in the Company SEC Documents and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c)            There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate accruals have been established in the Company’s audited consolidated financial statements in accordance with GAAP).

(d)            (i) Proper and accurate amounts have been withheld by the Company and each of its Subsidiaries from its respective employees, independent contractors, creditors, stockholders, depositors, and other payees for all periods in compliance with the tax withholding provisions of applicable federal, state, county and local laws; (ii) federal, state, county and local returns that are accurate and complete have been filed by the Company and each of its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and Medicare and unemployment taxes, and information reporting (including IRS Forms 1098 and 1099) and backup and nonresident withholding; (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements for the period ended March 31, 2022, or, with respect to returns filed after the date hereof, have been or will be so paid or provided for in the consolidated financial statements of the Company for the period covered by such returns; and (iv) the Company and its Subsidiaries have timely and properly taken such actions in response to and in compliance with notices from the Internal Revenue Service (“IRS”) in respect of information reporting and backup and nonresident withholding as are required by law, including the notation in its records of any B notices or C notices received with respect to any customers, stockholders, or payees.

(e)            As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the Company or its Subsidiaries has received notice of any pending or proposed claims, audits or proceedings with respect to Taxes.

(f)            None of the Company or any of its Subsidiaries has granted in writing any power of attorney that is currently in force with respect to any Taxes or Tax Returns.

(g)            None of the Company or any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of the Company or any of its Subsidiaries.

(h)            None of the Company or any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes.

(i)            The federal income Tax Returns of the Company and its Subsidiaries have been examined and any disputes relating thereto have been settled with the IRS (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2018.

(j)            None of the Company or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year. None of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(k)            None of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)            Each of the Company and its Subsidiaries currently computes its taxable income exclusively using the accrual method of accounting and has exclusively used the accrual method of accounting to compute its taxable income for all taxable years ending after December 31, 2018. None of the Company or any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 2018, and the IRS has not initiated or proposed any such adjustment. None of the Company or its Subsidiaries will be required to include amounts in income, or to exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. No property of any of the Company or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(m)            There have not been, within two years of the date of this Agreement, any (i) redemptions by the Company or any of its Subsidiaries, (ii) transfers or dispositions of property by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries did not receive adequate consideration, or (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business.

(n)            No claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(o)            The Company and its Subsidiaries have made available to Buyer correct and complete copies of (i) all of their material Tax Returns filed within the past three (3) years; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five years relating to the federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by the Company or any of its Subsidiaries with any Governmental Authority within the past five (5) years with respect to Taxes.

(p)            None of the Company or any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and to the Knowledge of the Company, no such deficiency or assessment is proposed.

(q)            None of the Company or any of its Subsidiaries has ever participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any predecessor provision), and each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662 or Section 6662A of the Code.

(r)            None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or (vi) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after the Closing Date.

(s)            The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.

(t)            As of the date hereof, the Company is aware of no reason why the Merger would fail to qualify as a “reorganization” under Section 368(a) of the Code.

3.14            Employee Benefit Plans.

(a)            Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every material Employee Program (as defined below) that is sponsored or maintained by the Company or any of its ERISA Affiliates (as defined below), or with respect to which the Company or any of its ERISA Affiliates has or may have any liability (including by reason of being or having been an ERISA Affiliates with any other Person) (the “Company Employee Programs”).

(b)            True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program (or, for unwritten Company Employee Programs, a written description of the material terms of such Company Employee Program) and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the two most recently filed IRS Forms 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any government agency.

(c)            Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(d)            Each Company Employee Program is, and has been established, operated, and administered in all material respects in compliance with its terms and with applicable laws and regulations and, including without limitation ERISA, the Code, and the Affordable Care Act. No Company Employee Program is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law.

(e)            Except as set forth on Schedule 3.14(e), neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f)            With respect to any Company Employee Plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, none of the following has occurred or existed, nor will any of the following occur or exist as a result of the transactions contemplated by this Agreement: (i) a failure to make on a timely basis any contribution (including, without limitation, any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; (iv) an event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA; or (v) “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18). Except as set forth on Schedule 3.14(f) of the Company Disclosure Schedule, the actuarial present value of the accumulated plan benefits (whether or not vested) under the Company Pension Plan as of the last day of its most recent plan year did not exceed the market value of the assets allocable thereto, and, since such date, there has been no material adverse change in the financial condition of the Company Pension Plan.

(g)            Neither the Company nor any of its ERISA Affiliates provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law or by any employment or change in control agreement listed on Schedule 3.14(a) of the Company Disclosure Schedule) and the Company has never promised to provide such post-termination benefits.

(h)            Each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i)            The PCSB Bank Employee Stock Ownership Plan (the “ESOP”) was validly authorized and established in accordance with applicable laws. The trust under the ESOP (the “Trust”) was established in accordance with Section 501(a) of the Code and is administered and interpreted in accordance with the laws of the State of New York, except to the extent preempted by federal law. The trustee of the Trust has the requisite power and authority to carry out its duties under the Trust and the transactions contemplated by this Agreement. The ESOP has received a determination from the Internal Revenue Service that the ESOP meets the applicable qualification requirements of Section 401(a) of Code and, to the Knowledge of the Company, since the date of such determination (i) such qualified status has not been revoked and (ii) nothing has occurred that would reasonably be expected to cause revocation of such qualified status. The shares of Company Common Stock held by the Trust constitute “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. Other than the outstanding indebtedness (as of the Closing Date) owed to the Company by the ESOP pursuant to the Loan Agreement, dated as of April 20, 2017, by and between Company and the trustee (the “ESOP Loan”) and outstanding invoices from service providers, there is no existing indebtedness of the ESOP.

(j)            No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(k)            No Company Employee Program provides for any tax “gross-up” or similar “make-whole” payments.

(l)            Except as set forth and quantified in reasonable detail on Schedule 3.14(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(m)            For purposes of this Section 3.14 and Section 4.12:

(i)            “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, stock ownership, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)            An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

(iv)            An “ERISA Affiliate” of one entity means any other entity, trade or business that is, or at any applicable time was, a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity.

(v)            “Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

3.15            Labor Matters.

(a)            Schedule 3.15(a)(i) of the Company Disclosure Schedule contains a complete and accurate list of all present employees of the Company or any of its Subsidiaries as of the date of this Agreement, setting forth for each employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; average scheduled hours per week; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable. Schedule 3.15(a)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed, engaged or used with respect to the operation of the Business and classified by the Company or a Subsidiary as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages paid by the Company and reported on a Form W-2 (collectively, “Contingent Workers”), showing for each Contingent Worker such Contingent Worker’s (A) role in the Business, and (B) fee or other compensation arrangements.

(b)            To the Knowledge of the Company, the Company and its Subsidiaries are, and since at least January 1, 2019 have been, in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. The Company and its Subsidiaries currently classify and have properly classified each of their employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws since at least January 1, 2019. To the extent that any Contingent Workers are engaged by the Company or any of its Subsidiaries, the Company currently classifies and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites since at least January 1, 2019 and there are no arrearages in the payment of fees or other compensation due to any such Contingent Workers.

(c)            Since at least January 1, 2019, neither the Company nor any of its Subsidiaries has been involved in any way in any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).

(d)            Since at least January 1, 2019, no allegations of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation have been made to the Company or any Subsidiary against any employee, director or Contingent Worker of the Company or any Subsidiary. To the Knowledge of the Company, there are no facts that may reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation against or involving the Company or any Subsidiary or any Company or Subsidiary employee, director or Contingent Worker.

(e)            Except as set forth on Schedule 3.15(e) of the Company Disclosure Schedule, since January 1, 2021, (i) no officer’s employment with the Company or any Subsidiary has been terminated for any reason; and (ii) to the Knowledge of the Company, no officer, or group of employees or Contingent Workers, has expressed any plans to terminate his, her or its employment or service arrangement with the Company or any Subsidiary.

(f)            Neither the Company nor any Subsidiary has experienced a “plant closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or any Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary. Schedule 3.15(f) of the Company Disclosure Schedule sets forth the names of employees or Contingent Workers who terminated employment with the Company or any Subsidiary during the ninety (90) day period preceding the date hereof.

(g)            Except as set forth on Schedule 3.15(g) of the Company Disclosure Schedule, all employees of the Company and any Subsidiary are employed at-will.

(h)            Since at least January 1, 2019, to the Knowledge of the Company, the Company and each Subsidiary has paid and continues to pay each of its employees in a manner that complies with the requirements of the Equal Pay Act and/or any other federal, state, or local laws or regulations pertaining to the equal pay of employees.

(i)            Schedule 3.15(j) of the Company Disclosure Schedule identifies each employee of the Company or any Subsidiary who is subject to a non-competition and/or non-solicitation agreement with the Company or any Subsidiary and includes a form of each such agreement.

3.16            Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies and bonds maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy or bond, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company’s balance sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the Company and its Subsidiaries that are maintained by the Company or any such Subsidiary or otherwise reflected on the Company’s balance sheet are, and will be immediately prior to the Effective Time be, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. Any BOLI policy owned by the Company or any Subsidiary of the Company complies with the requirements of 12 C.F.R. § 248.10(c)(7) or, in the case of a BOLI policy owned by the Company Bank, 12 C.F.R. § 351.10(c)(7).

3.17            Environmental Matters.

(a)            Except as disclosed on Schedule 3.17 of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the “Company Property”) and, to the Knowledge of the Company, the Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

(b)            There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) or Oil (as defined below) at, in, to, on, from or affecting a Company Property, a Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

(c)            Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in Section 3.17(b) could reasonably be based. Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, no facts or circumstances have come to the Company’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in Section 3.17(b) would reasonably be expected to occur.

(d)            Except as disclosed in Schedule 3.17 of the Company Disclosure Schedule, during the period of (i) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or (ii) the Company’s or any of its Subsidiaries’ holding of a security interest in any Loan Property, to the Knowledge of the Company, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Company Property or Loan Property, and no Hazardous Material or Oil is present at, in, on, or under any such Company Property or Loan Property that would result in any liabilities or obligation pursuant to any Environmental Law. To the Knowledge of the Company, prior to the period of (A) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries, or (B) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would result in any liabilities or obligation pursuant to Environmental Law.

(e)            Neither the Company nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Loan Property and there are no Participation Facilities (as defined below).

(f)            The following definitions apply for purposes of this Agreement: (i) “Loan Property” means any property in which the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be, holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be; (ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be, participates or has participated in the management of environmental matters; (iii) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and includes without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances, mold, mycotoxins or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws; (iv) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (v) “Environment” means any air (including indoor air), water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, soil vapor, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (vi) “Environmental Laws” means any applicable federal, state or local law (including common law), statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Material or Oil. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil.

3.18            Intellectual Property. Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all registered and material unregistered Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

(a)            the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

(b)            all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office, domain registration service, or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c)            there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(d)            the Company and its Subsidiaries have obtained and possess valid licenses in sufficient numbers to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business;

(e)            neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right, other than the rights of any person or entity under any patent, and to the Company’s Knowledge, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) the rights of any person or entity under any patent;

(f)            to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

(g)            the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business.

(h)            For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications (“Patents”); (B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.

(i)            Since January 1, 2018, all computer systems, servers, network equipment and other computer hardware and software owned, leased or licensed by the Company and its Subsidiaries and used in the Business (“Company IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the Company IT Systems (and all software, information or data stored on any Company IT Systems), (ii) continuously maintained all licenses necessary to use its Company IT Systems, and (iii) maintain reasonable documentation regarding all Company IT Systems, their methods of operation and their support and maintenance. During the two-year period prior to the date of this Agreement, there has been no failure with respect to any Company IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any Company IT Systems.

3.19            Privacy and Protection of Personal Information.

(a)            Each of the Company and its Subsidiaries complies and has at all times complied with all (i) applicable Privacy Laws, (ii) regulatory, industry, and self-regulatory guidelines and codes, including the Payment Card Industry Data Security Standard and all other rules of the payment card brands, that are legally binding on the Company and its Subsidiaries relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information, (iii) all privacy policies published on each web site of the Company or any of its Subsidiaries or otherwise communicated by the Company or any of its Subsidiaries in writing to users of any such web site and other third parties, (iv) any notice to or consent from the provider or subject of Personal Information, and (v) any contractual commitment made by the Company or any of its Subsidiaries with respect to such Personal Information (the “Privacy Requirements”). The Company and each of its Subsidiaries maintains a privacy policy that incorporates all disclosures to data subjects required by applicable Privacy Requirements and none of the disclosures made or contained in such privacy policy has been materially inaccurate, misleading or deceptive or in violation of applicable Privacy Requirements.

(b)            The Company has adopted a written information security program approved by the Board of Directors of the Company. Such information security program meets the requirements of 12 C.F.R. part 364, Appendix B, 201 C.M.R. 17.00, all applicable New York and other state information security requirements (collectively, the “Information Security Requirements”) and includes functioning security measures sufficient to protect all Personal Information under the Company’s control and/or in its possession and to protect such Personal Information from unauthorized access or use by any parties. The Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security, confidentiality of all Personal Information in accordance with the Privacy Requirements and the Information Security Requirements. The Company has (i) implemented reasonable procedures to detect data security incidents and (ii) implemented and monitored compliance with such procedures with respect to technical and physical security to protect Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(c)            Since July 1, 2018, the Company has: (i) conducted and conducts vulnerability testing, risk assessments, and audits of, and tracks security incidents related to, the Company IT Systems and Products of the Company and its Subsidiaries (collectively, “Information Security Reviews”); (ii) corrected any critical exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available to Buyer true and accurate copies of all Information Security Reviews; and (iv) installed software security patches and other fixes to identified technical information security vulnerabilities. The Company provides its employees with regular training on privacy and data security matters.

(d)            In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of the Company, to the extent required under applicable Privacy Laws, the Company has entered into written data processing agreements with any such third party in accordance with the requirements of applicable Privacy Requirements.

(e)            There have been no material data security incidents, personal data breaches or other adverse events or incidents involving unauthorized use and access to Personal Information in the custody and control of the Company or any of its Subsidiaries or any service provider acting on behalf of the Company or any of its Subsidiaries, and no unresolved breach or violation of the Company IT Systems has occurred or is known or suspected, and there has been no unauthorized or illegal use of or access to any Personal Information. The Company has a data breach response plan in place and tests this plan on a no less than an annual basis.

(f)            The consummation of any of the transactions contemplated hereby will not violate any applicable Privacy Requirements of the Company.

(g)            In the five years prior to the date of this Agreement, there have not been any actions related to violations of applicable Privacy Requirements, and to Knowledge of the Company, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims, and neither the Company nor any of its Subsidiaries has received any correspondence relating to, or written notice of any proceedings, claims, investigations or alleged violations of, applicable Privacy Requirements from any Person or Governmental Authority, and there is no such ongoing proceeding, claim, investigation or allegation.

(h)            The Company and its Subsidiaries do not distribute marketing communications to any Person except in accordance with applicable Privacy Requirements and the Company holds auditable records of opt-in consents or opt-out requests for each data subject to whom it or any Subsidiary sends marketing communications.

(i)            To the Knowledge of the Company, the Company is not subject to the California Consumer Privacy Act (“CCPA”) or the European General Data Protection Regulation (“GDPR”) and has not engaged in any activities that would cause it to be required to comply with the CCPA or the GDPR.

(j)            The Company has employed commercially reasonable disaster recovery and business continuity plans, procedures and facilities and has taken commercially reasonable steps to safeguard the Company IT Systems.

3.20            Material Agreements; Defaults.

(a)            Except as set forth on Schedule 3.20(a) of the Company Disclosure Schedule or the index of exhibits in the Company Form 10-K, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants, including without limitation with respect to the termination of any such employment or service; (ii) which would entitle any present or former director, officer, employee or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business consistent with past practice; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries; (vi) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (vii) which provides for the lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to capital expenditures and involves future payments in excess of $100,000 individually or $250,000 in the aggregate; (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business consistent with past practice; (x) which is not terminable on 60 days or less notice and involving the payment of more than $100,000 per annum; or (xi) which materially restricts the conduct of any business by the Company or any of its Subsidiaries. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not set forth on Schedule 3.20 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b)            Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.21            Property and Leases.

(a)            Each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the Company Balance Sheet, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith and reserves established therefor, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, none of which have a material impact on the use or value of the applicable real or other property, and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity. Neither the Company nor any of its Subsidiaries has received written notice of any violation of any recorded easements, covenants or restrictions affecting all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted thereon, and, to the Knowledge of the Company, no other party is in violation of any such easements, covenants or restrictions.

(b)            Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.21(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect (the “Leases”). There exists no breach or default under any Leases by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no breach or default under any such Leases or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has previously made available to Buyer complete and correct copies of all Leases, including all amendments and modifications thereto. The Leases are in full force and effect, enforceable in accordance with their terms and constitute binding obligations of a Company or Subsidiary, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Schedule 3.21(b) of the Company Disclosure Schedule includes a list of all security deposits held under the Leases and no such security deposit under the Leases has been applied in respect of a breach or default under such Leases; neither the Company nor any Subsidiary of the Company owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Leases; there are no outstanding tenant improvements, free rent, or other landlord inducement costs in favor of the Company; all rents, legal deposits and additional guarantees and any other amounts or charges to the extent due and payable under the Leases have been paid; no Company or Subsidiary has received any written notice of any intention to terminate, any Lease; there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person other than the Company or a Subsidiary any right to the possession, use, occupancy or enjoyment of any leased real property that is the subject of a Lease; and neither the Company nor any Subsidiary has collaterally assigned or granted any security interest in such Lease or any interest therein.

(c)            Schedule 3.21(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Schedule 3.21(c) of the Company Disclosure Schedule contains a true, correct and accurate rent roll listing all tenants who lease space in the Owned Real Property, the rent paid, term, security deposit and all other material terms. True, correct and complete copies of all leases to tenants who lease space in the Owned Real Property have been made available to Buyer. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, right of first offer or any similar rights with respect to such properties. The Company has made available to Buyer the most current copies of policies of title insurance for the Owned Real Property, and no claim has been made against any such policy which remains pending. The Company has made available to Buyer copies of the most recent surveys and copies of deeds evidencing fee simple title for the Owned Real Property together with copies of all documents listed as exceptions on such title policy. Except as disclosed on Schedule 3.21(c) of the Company Disclosure Schedule, there are no management agreements pursuant to which any third party manages or operates any Owned Real Property or any portion thereof (the “Management Agreement Documents”). Correct and complete copies of any Management Agreement Documents have been provided to Buyer. Each of any such Management Agreement Documents is valid and binding on the Company or its Subsidiary, and, to the Knowledge of the Company, each other party thereto, subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and is in full force and effect. Neither the Company nor any of its Subsidiaries has received written notice that it is in default of any obligations under any Management Agreement Document, and, to the Knowledge of the Company, the manager under such Management Agreement Document has not received written notice that it is in default of its obligations under such Management Agreement Document. Except as listed in Schedule 3.21(c) of the Company Disclosure Schedule, none of the Owned Real Property is subject to special flood or mudslide hazards or within the 100 year flood plain.

(d)            None of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there. The plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon. Except as listed on Schedule 3.21(d) of the Company Disclosure Schedule, (A) there are no pending or, to the knowledge of the Company, written threatened condemnation proceedings, suits or administrative actions relating to such real property or other matters materially affecting adversely the current use, occupancy or value thereof; (B) there is no renovation or construction project currently being performed or contemplated at such Owned Real Property; (C) such real property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and, to the Knowledge of the Company, there are no facts that would prevent such real property from being occupied by the Buyer, after the Closing Date in the same manner as occupied by the Company and/or its Subsidiaries immediately prior to the Closing; (D) the Company has not entered into any other contract for the sale of such real property or any constituent or portion thereof, and no lease or other agreement affecting such real property contains any rights of first refusal, right of first offer or options to purchase such real property or any portion thereof or any other similar rights; and (E) there are no disputes, claims, litigations, investigations, and proceedings affecting such real property which could affect the real property.

3.22            Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any applicable “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”).

3.23            Regulatory Capitalization. The Company and the Company Bank are, and immediately prior to the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB and the FDIC.

3.24            Loans; Nonperforming and Classified Assets.

(a)            Each loan agreement, note or borrowing arrangement, including, without limitation, mortgage loans, home equity loans, and lines of credit, personal loans, business loans, portions of outstanding lines of credit, credit card accounts, and loan commitments, on the Company’s or its applicable Subsidiary’s books and records (collectively, “Loans”) (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce and service such Loan in accordance with its terms, and, except as set forth on Schedule 3.24(b)(i) of the Company Disclosure Schedule, complete and correct sets of originals of all such documents which are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law in all material respects, including the Finance Laws and any other applicable lending and servicing laws and regulations. With respect to each Loan, to the extent applicable, the Loan file contains (i) all original notes, agreements, other evidences of indebtedness, security instruments and financing statements. Each Loan file contains true, complete and correct copies of all Loan documents evidencing, securing, governing or otherwise related to the Loan and such documents and instruments are in due and proper form. Each Loan document is free of fraud and any misrepresentation, if executed is signed by the persons it purports to be signed by, and witnessed or, as appropriate, notarized by the persons whose signatures appear as witnesses or notaries.

(b)            Except as set forth on Schedule 3.24(b) of the Company Disclosure Schedule, and other than Loans that have been pledged to the Federal Home Loan Bank or the Federal Reserve Bank of New York in the ordinary course of business, no Loan has been assigned or pledged, and the Company or its applicable Subsidiary has good and marketable title thereto, without any basis for forfeiture thereof. The Company or its applicable Subsidiary is the sole owner and holder of the Loans free and clear of any and all Liens other than a Lien of the Company or its applicable Subsidiary.

(c)            Other than exceptions approved in accordance with applicable policies in the ordinary course of business, each Loan, to the extent secured by a Lien of the Company or its applicable Subsidiary, is secured by a valid, perfected and enforceable Lien of the Company or its applicable Subsidiary in the collateral for such Loan.

(d)            Each Loan was underwritten and originated or purchased by the Company or its applicable Subsidiary (i) in the ordinary course of business and consistent with the Company’s or its applicable Subsidiary’s policies and procedures for loan origination or purchase in place at the time such Loan was made or purchased and (ii) in accordance with applicable law in all material respects, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, and fair credit reporting.

(e)            Each Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law in all material respects, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; (ii) the Company’s or its applicable Subsidiary’s applicable loan origination and servicing policies and procedures; and (iii) the Loan documents governing each Loan.

(f)            To the Knowledge of the Company, no Loan is subject to any right of rescission, set-off, claim, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the note or the security instrument (if applicable), or the exercise of any right thereunder, render either the note or the security instrument (if applicable) unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(g)            Each Loan that is covered by an insurance policy or guarantee was (i) originated or underwritten in accordance with the applicable policies, procedures and requirements of the insurer or guarantor of such Loan at the time of origination or underwriting and (ii) continues to comply with the applicable policies, procedures and requirements of the insurer or guarantor in all material respects, such that the insurance policy or guarantee covering the Loan is in full force and effect. There are no defenses, counterclaims, or rights of set-off affecting the eligibility of the Loan for insurance by an insurer or for a guarantee by a guarantor, of affecting the validity or enforceability of any insurance or guarantee with respect to a Loan as a result of any act, error or omission of the Company or any of its Subsidiaries.

(h)            Schedule 3.24(h) of the Company Disclosure Schedule discloses as of March 31, 2022: (i) any Loan under the terms of which the obligor is ninety (90) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in material violation, breach or default of any other provision thereof, including a description of such breach or default; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”), noting which Classified Loans are on non-accrual status; (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater stockholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

(i)            The allowance for Loan losses reflected in the Company Balance Sheet, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(j)            The Company has previously made available to Buyer complete and correct copies of its and its applicable Subsidiary’s lending and servicing policies and procedures.

(k)            No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Loan has taken place on the part of the Company, any Subsidiary or any other Person, including, without limitation, to the Knowledge of the Company, any borrower, any broker, any correspondent or any settlement service provider.

(l)            The Company or any Subsidiary is not in breach, and has not breached, any material provision contained in any agreement pursuant to which the Company has brokered, originated, made, sold, participated or performed any activity in connection with any Loan.

(m)            Except as set forth on Schedule 3.24(m) of the Company Disclosure Schedule, there is no pending action, suit, proceeding, investigation, or litigation, or to the best of the Company’s Knowledge, threatened, with respect to any Loan.

(n)            Except as set forth in Schedule 3.24(n) of the Company Disclosure Schedule, there are no payment defaults as to any Loan.

(o)            Except as set forth on Schedule 3.24(o) of the Company Disclosure Schedule, no loan made by the Company or any Subsidiary is subject to a repurchase, make-whole, indemnification or other recourse request or demand from any Person that purchased or acquired such loan, and no facts or circumstances exist that would reasonably be expected to give rise to any repurchase, make-whole, indemnification or other recourse request of demand.

(p)            Neither the borrower nor any guarantor of any Loan is in bankruptcy except as set forth on Schedule 3.24(p) of the Company Disclosure Schedule.

(q)            For each Loan, there is no default, breach, violation or event of acceleration existing under, as applicable, the mortgage, security instrument, loan agreement or note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute or reasonably be expected to result in a default, breach, violation or event of acceleration, and the Company and any of its Subsidiaries has not waived any default, breach, violation or event of acceleration, all except as provided in the immediately following sentence. None of the rights or remedies under the documentation related to the Loan has been amended, modified, waived, subordinated or otherwise altered by the Company or any of its Subsidiaries, except as evidenced by a written instrument which is a part of the related Loan file and recorded as necessary to establish or enforce all related rights.

(r)            Except as set forth on Schedule 3.24(r) of the Company Disclosure Schedule, none of the Loans are serviced by third parties, and there are no obligations, agreements or understandings that could result in any Loan becoming subject to any such third party-servicing.

3.25            Deposits.

(a)            The deposits of the Company Bank have been solicited, originated and administered by the Company Bank in accordance with the terms of their governing documents in effect from time to time and with applicable law in all material respects.

(b)            Each of the agreements relating to the deposits of the Company Bank is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(c)            The Company Bank has complied with applicable law in all material respects relating to overdrafts, overdraft protection and payment for overdrafts.

(d)            Any debit cards issued by the Company Bank with respect to the deposits of the Company Bank have been issued and administered in accordance with applicable law in all material respects, including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E of Consumer Financial Protection Bureau.

3.26            Investment Securities. Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses. The Company and its Subsidiaries are permitted to own any investment securities owned by it in accordance with applicable law.

3.27            Investment Management and Related Activities. None of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity (excluding mortgage loan originators) with a Governmental Authority. Neither the Company nor any of its Subsidiaries engages in any trust business, nor administers or maintains accounts for which it acts as fiduciary (other than individual retirement accounts that are invested in deposits of Company Bank and over which neither the Company nor any of its Subsidiaries has investment discretion), including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

3.28            Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and, to the Company’s Knowledge, were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.28, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.29            Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.30            Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and the Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

3.31            CRA, Anti-money Laundering and Customer Information Security.

(a)            Neither the Company nor the Company Bank is a party to any agreement with any individual or group regarding matters related to the Community Reinvestment Act of 1977, as amended, and any equivalent applicable state laws (collectively, the “CRA”). The Company Bank is in compliance with all applicable requirements of the CRA.

(b)            The Company and each of its Subsidiaries, including the Company Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act” and all such applicable laws, the “Money Laundering Laws”). The Board of Directors of the Company Bank has adopted and the Company Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirement to perform customer due diligence on legal entity customers.

(c)            None of (i) the Company, (ii) any Subsidiary of the Company, (iii) any Person on whose behalf the Company or any Subsidiary of the Company is acting, or (iv) to the Company’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by the Company or any Subsidiary of the Company, is (A) named on the most current list of “Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither the Company and nor any of its Subsidiaries, including the Company Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Company nor any of its Subsidiaries, including the Company Bank, is currently engaging in such transactions. The Company and each of its Subsidiaries is currently in compliance, and has at all times complied, with any requirement to block and report to OFAC any property in its possession or control in which any person whose interest in property is blocked has an interest. The Company and its Subsidiaries, including the Company Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing matters.

(d)            The Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2021, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company or any Subsidiary of the Company, including the Company Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or its Subsidiaries, including the Company Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the Knowledge of the Company, threatened.

3.32            Transactions with Affiliates. Except as set forth on Schedule 3.32 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any stockholder owning 5% or more of the outstanding Company Common Stock, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.32 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, stockholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.33            Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company or any of its Subsidiaries for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Piper Sandler & Co. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Company has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair from a financial point of view to such stockholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company shall provide to Buyer solely for informational purposes a copy of the executed opinion of the Financial Advisor as soon as practicable following the execution of this Agreement. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus.

3.34            Intended Tax Treatment. Neither the Company nor any Subsidiary of the Company has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Buyer’s counsel from delivering the opinion described in Section 7.2(b), or (iii) the Company’s counsel from delivering the opinion described in Section 7.3(b).

Article IV - REPRESENTATIONS AND WARRANTIES OF BUYER

4.1            Making of Representations and Warranties.

(a)            As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company the representations and warranties contained in this Article IV, subject to the standards established by Section 9.1.

(b)            On or prior to the date hereof, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties contained in this Article IV; provided, however, (i) that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1 and (ii) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Buyer Material Adverse Effect. Any disclosure made in the Buyer Disclosure Schedule with respect to a section of Article IV shall be deemed to qualify any other section of Article IV specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections. All of the equity securities of each such Subsidiary held by Buyer, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Buyer’s Subsidiaries is engaged solely in activities that are permissible for a subsidiary of a bank holding company and, if a Subsidiary of a Buyer Bank, is engaged solely in activities that are permissible for the Buyer Banks, at locations where the Buyer Banks may engage in such activities and subject to the same requirements as would apply to such activities if conducted by the Buyer Banks.

4.2            Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a duly registered bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

4.3            Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Buyer Preferred Stock”). As of May 20, 2022, there were 85,177,172 shares of Buyer Common Stock of which 500,098 shares of Buyer Common Stock were granted in respect of outstanding Buyer restricted stock awards and 7,860,130 shares were held, directly or indirectly, by Buyer as treasury stock. There were no issued and outstanding shares of Buyer Preferred Stock. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights. Except as set forth on Schedule 4.3 of the Buyer Disclosure Schedule, as of the date hereof, there are no additional shares of Buyer’s capital stock authorized or reserved for issuance, Buyer does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and Buyer does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.

4.4            Corporate Power. Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

4.5            Corporate Authority.

(a)            Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board of Directors of Buyer (the “Buyer Board”) has adopted resolutions (i) determining that the terms of this Agreement and the transactions contemplated hereby are advisable and in the best interests of Buyer and its stockholders and (ii) approving this Agreement and the transactions contemplated hereby, including, but not limited to, the issuance of shares of Buyer Common Stock (the “Buyer Share Issuance”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger and this Agreement do not require the approval of Buyer’s stockholders.

(b)            No corporate proceedings on the part of Buyer are necessary to authorize, adopt, or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the MGCL and the DGCL). Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms except, in each case, as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity.

4.6            Non-Contravention.

(a)            Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws and applicable stock exchange rules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer’s Certificate of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b)            As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or the Buyer Banks (including, without limitation, compliance with the Community Reinvestment Act or the USA PATRIOT Act) why (i) all of the Regulatory Approvals would not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

4.7            Corporate Records; Certificate of Incorporation; Bylaws. Buyer has made available to the Company a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its Certificate of Incorporation or Bylaws. The minute books of Buyer (whether written or electronic) contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, its stockholders and boards of directors (including committees of its board of directors).

4.8            Compliance with Laws. Each of Buyer and its Subsidiaries, except as publicly disclosed or set forth in Schedule 4.8 of the Buyer Disclosure Schedule:

(a)            since January 1, 2019, has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws;

(b)            has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened;

(c)            has received, since January 1, 2019, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist); and

(d)            has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all Finance Laws, and with all applicable collection practices in seeking payment under any loan or credit extension of such entity. In addition, there is no pending or, to the Knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

4.9            Litigation; Regulatory Action.

(a)            Except as set forth in Schedule 4.9 of the Buyer Disclosure Schedule, no material litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding. Except as publicly disclosed, neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.

(b)            Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries.

(c)            Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

4.10            SEC Documents; Financial Reports; and Regulatory Reports.

(a)            Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2021 (the “Buyer Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2017 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2020, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b)            Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(c)            Since January 1, 2019, Buyer and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Division of Banks, the Rhode Island Department of Business Regulation, and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

4.11            Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents (other than risk factors and other forward-looking information) filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2021, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.12            Employee Benefit Plans.

(a)            Schedule 4.12 of the Buyer Disclosure Schedule sets forth a list of every material Employee Program currently maintained by Buyer or any of its ERISA Affiliates, or with respect to which Buyer or any of its ERISA Affiliates has or may have any liability (including by reason of being or having been an ERISA Affiliate with any other Person) (the “Buyer Employee Programs”).

(b)            Each Buyer Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Buyer Employee Program for any period for which such Buyer Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of Buyer, no event or omission has occurred that would cause any Company Employee Program to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System.

(c)            Each Buyer Employee Program is, and has been established, operated, and administered in all material respects in compliance with its terms and with applicable laws and regulations, including without limitation ERISA, the Code, and the Affordable Care Act. No Buyer Employee Program is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Buyer, threatened with respect to any Buyer Employee Program or any fiduciary or service provider thereof, and, to the Knowledge of Buyer, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Buyer Employee Programs either have been timely made or have been accrued in accordance with the terms of the applicable Buyer Employee Program and applicable law.

(d)            Neither Buyer nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e)            Except as set forth on Schedule 4.12(e) of the Buyer Disclosure Schedule, neither Buyer nor any of its ERISA Affiliates provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law or for a limited time following the termination of employment not in excess of two years) and Buyer has never promised to provide such post-termination benefits.

(f)            Each Buyer Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Buyer Employee Program is, or to the Knowledge of Buyer, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(g)            No Buyer Employee Program is subject to the laws of any jurisdiction outside the United States.

(h)            No Buyer Employee Program provides for any tax “gross-up” or similar “make-whole” payments.

4.13            Regulatory Capitalization. Buyer and the Buyer Banks are, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

4.14            CRA, Anti-money Laundering and Customer Information Security.

(a)            Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding the CRA. Each Buyer Bank is in compliance with all applicable requirements of the CRA.

(b)            Buyer and each of its Subsidiaries, including each of the Buyer Banks, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act, and the Money Laundering Laws. The Board of Directors of each Buyer Bank has adopted and each Buyer Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirements to perform customer due diligence on legal entity customers.

(c)            None of (i) Buyer, (ii) any Subsidiary of Buyer, (iii) any Person on whose behalf Buyer or any Subsidiary of Buyer is acting, or (iv) to Buyer’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Buyer or any Subsidiary of Buyer, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Buyer and nor any of its Subsidiaries, including each Buyer Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither Buyer nor any of its Subsidiaries, including each of the Buyer Banks, is currently engaging in such transactions. Buyer and each of its Subsidiaries is currently in compliance, and has at all times complied, with any requirement to block and report to OFAC any property in its possession or control in which any person whose interest in property is blocked has an interest. Buyer and its subsidiaries, including the Buyer Banks, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

(d)            Buyer is in compliance with the Privacy Requirements. The Board of Directors of each Buyer Bank has adopted and each Buyer Bank has implemented a written information security program that meets the requirements of applicable law.

(e)            Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of each Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer or any Subsidiary of Buyer, including each Buyer Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Buyer or its Subsidiaries, including each of the Buyer Banks, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the knowledge of Buyer, threatened.

4.15            Taxes and Tax Returns.

(a)            Each of Buyer and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.

(b)            As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Buyer or any of its Subsidiaries, and none of Buyer or its Subsidiaries has received notice of any pending or proposed claims, audits or proceedings with respect to Taxes.

(c)            No claim has ever been made by any Governmental Authority in a jurisdiction where Buyer or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(d)            None of Buyer or any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and to the Knowledge of Buyer, no such deficiency or assessment is proposed.

(e)            As of the date hereof, Buyer is aware of no reason why the Merger would fail to qualify as a “reorganization” under Section 368(a) of the Code

4.16            Labor Matters.

(a)            Buyer and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment.

(b)            Neither Buyer nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving Buyer or any of its Subsidiaries is pending, or to the Knowledge of Buyer, threatened. To the Knowledge of Buyer, no labor union is attempting to organize employees of Buyer or any of its Subsidiaries.

4.17            Insurance. Buyer and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations.

4.18            Environmental Matters.

(a)            There is no suit, claim, action or proceeding pending or, to the Knowledge of Buyer, threatened, before any Governmental Authority or other forum in which Buyer or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material or Oil at, in, to, on, from or affecting a property loaned, leased or owned by Buyer or any its Subsidiaries, a Loan Property, or any property previously owned, operated or leased by Buyer or any of its Subsidiaries.

(b)            Neither Buyer nor any of its Subsidiaries, nor to the Knowledge of Buyer, any Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (a) of this Section 4.18 could reasonably be based. No facts or circumstances have come to Buyer’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (a) of this Section 4.18 would reasonably be expected to occur.

4.19            Privacy and Protection of Personal Information.

(a)            Each of Buyer and its Subsidiaries has at all times complied with the Privacy Requirements. Buyer and its Subsidiaries have a privacy policy that incorporates all disclosures to data subjects required by applicable Privacy Laws and none of the disclosures made or contained in such privacy policy has been materially inaccurate, misleading or deceptive or in violation of applicable Privacy Laws.

(b)            Buyer has adopted a written information security program approved by the Board of Directors of Buyer. Such information security program meets the requirements of the Information Security Requirements and includes (A) security measures in place to protect all Personal Information under its control and/or in its possession and to protect such Personal Information from unauthorized access or use by any parties and (B) Buyer’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security, confidentiality of all Personal Information in accordance with the Privacy Requirements and the Information Security Requirements. Buyer has implemented reasonable procedures to detect data security incidents and implemented and monitored compliance with such measures with respect to technical and physical security to protect Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(c)            Buyer has: (i) conducted and conducts Information Security Reviews; (ii) corrected any critical exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available to Buyer true and accurate copies of all Information Security Reviews; and (iv) installed software security patches and other fixes to identified technical information security vulnerabilities. Buyer provides its employees with regular training on privacy and data security matters to the extent required by applicable Privacy Laws. In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of Buyer, to the extent required under applicable Privacy Laws, Buyer has entered into written data processing agreements with any such third party in accordance with the requirements of applicable Privacy Laws.

(d)            Since January 1, 2017, there have been no material data security incidents, personal data breaches or other adverse events or incidents involving unauthorized use and access to Personal Information in the custody and control of Buyer or any of its Subsidiaries or any service provider acting on behalf of Buyer or any of its Subsidiaries, and no unresolved breach or violation of the information security systems of Buyer or any of its Subsidiaries has occurred or is known or suspected, and there has been no unauthorized or illegal use of or access to any Personal Information. Buyer has a data breach response plan in place and tests this plan on a no less than an annual basis.

(e)            The consummation of any of the transactions contemplated hereby will not violate any applicable Privacy Laws or the privacy policies of Buyer.

(f)            In the three years prior to the date of this Agreement, there have not been any actions related to violations of applicable Privacy Laws, and to Knowledge of Buyer, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims, and neither Buyer nor any of its Subsidiaries has received any correspondence relating to, or written notice of any proceedings, claims, investigations or alleged violations of, applicable Privacy Laws with respect to Personal Information from any person or Governmental Authority, and there is no such ongoing proceeding, claim, investigation or allegation.

4.20            Loans.

(a)            Other than exceptions approved in accordance with applicable policies in the ordinary course of business, each loan agreement, note or borrowing arrangement, including, without limitation, mortgage loans, home equity loans, and lines of credit, personal loans, business loans, portions of outstanding lines of credit, credit card accounts, and loan commitments, on Buyer’s or its applicable Subsidiary’s books and records (collectively, “Buyer Loans”), was underwritten and originated or purchased by Buyer or its applicable Subsidiary (i) in the ordinary course of business and consistent with Buyer’s or its applicable Subsidiary’s policies and procedures for loan origination or purchase in place at the time such Buyer Loan was made purchased and (ii) in accordance with applicable law, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, and fair credit reporting.

(b)            Each Buyer Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law in all material respects, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; and (ii) the Buyer Loan documents governing each Buyer Loan.

(c)            The allowance for Buyer Loan losses reflected in the Buyer Balance Sheets, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

4.21            Brokers. Buyer has received the opinion of Performance Trust Capital Partners LLC (the “Buyer Financial Advisor”), to the effect that, as of the date hereof, the Merger Consideration to be paid by Buyer is fair from a financial point of view to Buyer, and such opinion has not been amended or rescinded, and remains in full force and effect. Buyer shall provide to the Company solely for informational purposes a copy of the executed opinion of Buyer Financial Advisor as soon as practicable following the execution of this Agreement.

Article V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1            Company Forbearances. From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:

(a)            Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of the Company’s stockholders or any Governmental Authority required for the transactions contemplated hereby (including, without limitation, the Regulatory Approvals) or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b)            Stock. (i) Other than pursuant to stock options or other stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale (except for accepting shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSAs), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(c)            Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary of the Company, as applicable or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance restricted stock unit awards or tendered to pay withholding taxes or in payment of the exercise price of stock options). After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger.

(d)            Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance, retention, change-in-control or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, make any incentive or bonus payments, or provide any tax “gross-up” or similar “make-whole” payments, except for (i) increases in compensation in the ordinary course of business consistent with past practice, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 5.1(d) of the Company Disclosure Schedule, (iv) performance bonus payments for the fiscal year ended June 30, 2022 in the ordinary course of business consistent with past practice, such bonus payments not to exceed the aggregate amount set forth in Schedule 5.1(d) of the Company Disclosure Schedule, and (v) performance bonus payments for the fiscal year ending June 30, 2023 in an amount equal to the amount accrued for GAAP purposes and which will be paid at or prior to the Effective Time (and which will reflect a pro-rated fiscal year and which will be based on performance metrics that will be established for the fiscal year beginning July 1, 2022), such bonus payments not to exceed the aggregate amount set forth in Schedule 5.1(d) of the Company Disclosure Schedule.

(e)            Benefit Plans. Except as may be required by (i) applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 5.1(e) of the Company Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, equity award, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f)            Company Employees. Hire or, within 60 days of the date hereof, terminate, other than for cause or as required by law, the employment of any officer, or member of senior management, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement.

(g)            Dispositions. Except as disclosed on Schedule 5.1(g) of the Company Disclosure Schedule, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(h)            Governing Documents. Amend the Company’s or the Company Bank’s charters or bylaws (or equivalent documents).

(i)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j)            Capital Expenditures. Except as set forth on Schedule 5.1(j) of the Company Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(k)            Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract or Lease, or waive any rights under any Company Material Contract or Lease.

(l)            Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect.

(m)            Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(n)            Derivative Transactions. Enter into any Derivative Transactions other than in the ordinary course of business consistent with past practice.

(o)            Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p)            Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any other debt security other than in the ordinary course of business consistent with past practice, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified.

(q)            Loans. (i) Make, increase or purchase any Loan (which for purposes of this Section 5.1(q) shall include both funded and unfunded commitments) if, as a result of such action, the total commitment to the borrower and the borrower’s Affiliates would equal or exceed $15,000,000, or (ii) renegotiate, renew, increase, extend, modify or purchase any existing Loan rated “special mention” or lower by the Company Bank in an amount equal to or greater than $2,000,000.

(r)            Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.

(s)            Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t)            Tax Matters. Make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(u)            Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v)            Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

(w)            Insurance. Fail to maintain in effect any insurance policy, in each case on substantially the same terms as currently in effect; and issue or renew any policy, binder, slip or other contract of insurance or assumed reinsurance except to the extent required by the prior clause or applicable law.

(x)            Reorganization. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(y)            Agreements. Agree or commit to do anything prohibited by this Section 5.1.

5.2            Buyer Forbearances. From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to (i) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger and the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

Article VI - ADDITIONAL AGREEMENTS

6.1            Company Stockholder Approval.

(a)            Following the execution of this Agreement, the Company shall take, in accordance with applicable law, applicable rules of Nasdaq and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its stockholders as promptly as practicable (and in any event within 45 days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the stockholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”).

(b)            Subject to Section 6.5 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the MGCL, the Articles of Incorporation of the Company and the Bylaws of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer and, if requested by Buyer, shall retain an outside proxy solicitation firm.

(c)            The Company shall adjourn or postpone the Company Meeting once and for no more than 30 days to a date mutually agreed with Buyer if (i) as of the date of the Company Meeting there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Company Meeting, (ii) as of the date of the Company Meeting, the Company has not received proxies representing a sufficient number of shares necessary for the approval of the Merger by the stockholders of the Company in accordance with the Company’s Articles of Incorporation and Bylaws and applicable law, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s stockholders a reasonable amount of time prior to the Company Meeting. The Company shall not otherwise adjourn or postpone the Company Meeting without the prior consent of Buyer.

(d)            Subject to Section 6.5 hereof, (A) the Company Board shall recommend that the Company’s stockholders vote to approve the Merger and any other matters required to be approved by the Company’s stockholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (B) the Proxy Statement/Prospectus shall include the Company Recommendation.

6.2            Registration Statement.

(a)            As promptly as reasonably practicable following the date of this Agreement, and in any event within 45 days following the date of this Agreement, Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company relating to the Company Meeting and constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company’s independent registered public accounting firm and other representatives, as applicable, in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to the Company’s stockholders.

(b)            Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing by or on behalf of the Company to the Company’s stockholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c)            Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.3            Press Releases. Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements or other disclosure regarding this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

6.4            Access; Information.

(a)            Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or the Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree, or relates to deliberations or other matters concerning the Company’s compliance with this Agreement. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)            During the period prior to the Effective Time, upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall cause the Buyer Representatives to meet with a Company Representative and discuss the general status of Buyer’s financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, and, during such period, it shall promptly notify the Company and the Company Representatives of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals, or the institution of material litigation involving Buyer or Buyer Bank, and Buyer shall be reasonably responsive to requests by the Company for information relating to Buyer’s representations, warranties and covenants set forth in this Agreement. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree.

(c)            During the period prior to the Effective Time, subject to applicable laws relating to the exchange of information, the Company shall cause the Company Bank to provide the Buyer Representatives with (i) reasonable advance notice of a meeting of the Company Bank’s loan committee; (ii) the records of all approved Loans, whether approved by the Company Bank’s loan committee or not, on a weekly basis; and (iii) all reports and presentations prepared for the Company Bank’s management related to the Company Bank’s portfolio of Loans. Buyer Representatives shall have the right to attend any and all meetings of the Company Bank’s loan committee.

(d)            The Company and Buyer agree to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the party receiving the confidential information as described therein). No investigation by one party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to a party’s obligation to consummate the transactions contemplated by this Agreement.

6.5            No Solicitation.

(a)            The Company shall not and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 20% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)            Notwithstanding Section 6.5(a), prior to the date that the Company Stockholder Approval is obtained, the Company may take any of the actions described in clause (ii) of Section 6.5(a) only if (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s stockholders under applicable law; (iii) the Company has provided Buyer with at least three Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)            The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). The Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)            Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within five Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)            Notwithstanding Section 6.5(d), prior to the time the Company Stockholder Approval is obtained, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the fifth Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (and that did not result from a breach of this Section 6.5) constitutes a Superior Proposal only if (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of its outside legal counsel and its financial advisor, that it is required to take such actions to comply with its fiduciary duties to the Company’s stockholders under applicable law, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to three Business Days.

(f)            Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to the Company’s stockholders at the Company Meeting for the purpose of voting on the approval of the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination, then the Company Board may submit this Agreement to the Company’s stockholders without recommendation (although the resolutions declaring the Merger advisable, as of the date hereof may not be rescinded), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(g)            Nothing contained in this Section 6.5 shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

6.6            Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.7            Shares Listed. Prior to the Effective Time, to the extent required by Nasdaq, Buyer shall file a notice of additional listing of shares with Nasdaq with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

6.8            Regulatory Applications; Filings; Consents. Buyer, the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly (and no more than 45 days from the date of this Agreement) prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, condition or other requirement which would (i) prohibit or materially limit the ownership or operation by the Company, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or Buyer or any of its Subsidiaries, (ii) compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or Buyer or any of its Subsidiaries, or (iii) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (i)-(iii) of this sentence would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole (the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications to be filed by it with the FRB and the Governmental Authorities of the states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.9            Indemnification; Directors’ and Officers’ Insurance.

(a)            Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof with respect to any acts, errors or omissions occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time, unless otherwise prohibited by law; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b)            Prior to the Effective Time, Buyer shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to Buyer which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by the Company so long as the aggregate cost is less than 300% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c)            In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

(d)            The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.10            Employees and Benefit Plans.

(a)            As of the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the “Company Employees”) with employee benefits (including employee contribution levels) that are substantially comparable in the aggregate to those maintained by Buyer for similarly-situated employees of Buyer. Buyer agrees that, with respect to all Company Employees, Buyer will honor all accrued but unused vacation credited to such Company Employees under Buyer’s applicable vacation pay plans.

(b)            Buyer will treat, and use commercially reasonable efforts to cause its applicable benefit plans to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate and vesting under any Buyer Employee Programs (but not for benefit accrual under any defined benefit plan (including minimum pension amount)), and Buyer shall also, subject to the terms and conditions of Buyer’s Employee Programs that are group health plans, use commercially reasonable efforts to cause to be waived all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable such Company Employees and their eligible dependents under such Buyer Employee Programs, except to the extent such pre-existing conditions, exclusions or waiting period would apply under the analogous Company Employee Plan, upon delivery to Buyer of appropriate documentation.

(c)            Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company; provided, however, Buyer shall not cause any coverage of Company Employees or such Company Employee’s dependents to terminate under any Company Employee Program which is a health or welfare plan prior to the time such Company Employees or such Company Employee’s dependents, as applicable, have been offered participation in the health and welfare plans common to all employees of Buyer and their dependents, except in the case of a termination of employment or other service.

(d)            From and after the Effective Time, Buyer agrees to honor all obligations under the employment agreements, change in control agreements, supplemental executive retirement plans, and similar arrangements as set forth in Schedule 6.10(d) of Company Disclosure Schedule. Buyer shall assume and honor all Company Employee Programs, listed in Schedule 6.10(d) of the Company Disclosure Schedule, in accordance with their terms. Schedule 6.10(d) of Company Disclosure Schedule sets forth the names of all participants, the value of each participant’s account balance and the amount of each lump sum or installment payment under the supplemental executive retirement plans. On the date of this Agreement, Buyer and the Company shall enter into settlement agreements, the form of which is contained in Schedule 6.10(d)(i) of the Buyer Disclosure Schedule, with the individuals listed in Schedule 6.10(d)(i) of the Buyer Disclosure Schedule. As soon as practicable, but not later than 21 days after the date of this Agreement, (i) Buyer and the Company shall enter into settlement agreements, the form of which is contained in Schedule 6.10(d)(ii) of the Buyer Disclosure Schedule, with the individuals listed in Schedule 6.10(d)(ii) of the Buyer Disclosure Schedule, or (ii) Buyer shall enter into other arrangements with the individuals listed in Schedule 6.10(d)(ii), such other arrangements to be mutually agreed to by Buyer and each individual. In addition, concurrently with the execution of this Agreement, Buyer shall offer a consulting agreement to Joseph D. Roberto, a copy of which is contained in Schedule 6.10(d)(iii) of Buyer Disclosure Schedule.

(e)            The Company shall, effective as of one (1) day prior to the Effective Time, terminate the Company’s 401(k) plan and any other plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any of its Affiliates (collectively, the “401(k) Plan”) and no further contributions shall be made to the Company’s 401(k) Plan except as required by law. The Company shall provide to Buyer (a) executed resolutions of the board of directors of the Company authorizing such termination, and (b) executed amendments to the Company’s 401(k) Plan which (i) in Buyer’s reasonable judgment are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of the Company’s 401(k) Plan will be maintained at the time of termination, and (ii) effective prior to termination of the Company’s 401(k) Plan provide for the payment of participants’ accounts upon plan termination in the form of a lump-sum. Buyer shall use commercially reasonable efforts to take any and all actions as may be required, including adopting amendments to Buyer’s 401(k) Plan, to permit Company Employees to participate in Buyer’s 401(k) Plan immediately following the Effective Time with prior service with the Company credited for eligibility and vesting purposes and to permit the rollover of any eligible distributions from the Company’s 401(k) Plan into Buyer’s 401(k) Plan, excluding plan loan balances.

(f)            For a period of twelve (12) months following the Effective Time, Buyer agrees to honor the severance guidelines attached as Schedule 6.10(f) of Buyer Disclosure Schedule in connection with the termination of employment of any Company Employee, in such amounts, at such times and upon such conditions as set forth on said Schedule.

(g)            Buyer and the Company may wish to provide retention bonuses to employees of the Company who remain employed at the Company through the Effective Time or for an interim period following the Effective Time through ultimate conversion of the Company’s data processing systems. Buyer shall establish a retention bonus pool in an amount to be disclosed in Schedule 6.10(g) of Buyer Disclosure Schedule to induce retention of employees of the Company and or any Company Subsidiary. Allocation of the retention bonuses shall be determined by the Chief Executive Officer of Buyer following consultation with the Company. Neither party shall communicate the amounts considered for individual retention bonuses with the affected employees until such amounts are finally determined. Such retention bonuses will be in addition to, and not in lieu of, any amount to be paid pursuant to Section 6.10(f).

(h)            The Company and Buyer shall use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

(i)            The Buyer and the Company agree that the Company will terminate the Supplemental Retirement Plan for Senior Executives, effective as of January 1, 2017, and the Supplemental Executive Retirement Plan for Joseph D. Roberto (collectively, the “SERP”) pursuant to Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), effective as of the Closing Date, and the Company will distribute the value of the SERP benefit amounts as disclosed in Schedule 6.10(i) of Company Disclosure Schedule to the SERP participants at Closing.

(j)            Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.10 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Program or Buyer Employee Program, (ii) create any third party rights in any current or former employee, director or other service provider of Buyer, the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof); or (iii) entitle any Company Employee to continued employment on other than an “at will” basis.

6.11            Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other (and will subsequently keep the other party informed on a reasonably current basis of any material developments related to such notice) upon becoming aware of the occurrence or existence of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, (b) notwithstanding the standards set forth in Section 9.1, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (c) is reasonably likely to result in a Company Material Adverse Effect of a Buyer Material Adverse Effect, as the case may be. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

6.12            Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including statements of financial condition, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries. As soon as reasonably practicable, but in no event more than 50 days after the date of this Agreement, the Company shall furnish to Buyer a schedule of all employees, which shall include their salaries as of June 30, 2021 and June 30, 2022, bonus eligibility amounts for the year ended June 30, 2021 and the year ending June 30, 2022, and any promotions during the year ended June 30, 2021 and the year ending June 30, 2022. All information furnished by the Company to Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer’s obligations under Section 6.4(d).

6.13            Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

6.14            Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

6.15            Certain Litigation. The Company shall provide Buyer the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16            Section 16 Votes. Prior to the Effective Time, each of the Company and Buyer shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company or acquisition of equity securities of Buyer (including, in each case, derivative securities) resulting from the transactions contemplated by this Agreement by each applicable officer and director of the Company who is subject to Section 16 of the Exchange Act.

6.17            Tax Treatment.

(a)            Buyer shall use its reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 7.2(b). Buyer shall not take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(b)            The Company shall use its reasonable best efforts to, and cause the Company Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) obtain the opinion of counsel referred to in Section 7.3(b). The Company shall not take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(c)            Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, (i) each of the parties shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all Tax Returns, and (ii) none of the parties shall take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as a “reorganization” under Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(d)            Each of the Company and Buyer shall deliver to the Company’s counsel and Buyer’s counsel at such time or times as requested by the Company’s counsel or Buyer’s counsel letters signed by an officer thereof for the purposes of obtaining (i) the tax opinion from Buyer’s counsel described in Section 7.2(b) and (ii) the tax opinion from the Company’s counsel described in Section 7.3(b).

6.18            ESOP Matters. The Company shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the ESOP prior to or simultaneous with the Closing, as applicable. Effective as of the fifth (5th) business day before the Closing, the ESOP shall be terminated (the “ESOP Termination Date”) in accordance with the requirements of the ESOP plan and trust document provisions and applicable law (including but not limited to the freezing of ESOP participation and full vesting of participants). The Company shall direct the repayment of any outstanding ESOP debt in full (including ESOP loan(s) and accrued interest) by directing the ESOP trustee to first use any cash remaining in the suspense account to repay such ESOP debt and then, if and as necessary, to remit a sufficient number of Suspense Shares back to the Company to repay any remaining ESOP debt in full. All remaining shares of Company Common Stock held by the ESOP as of immediately prior to the Effective Time, including any unallocated shares held in the ESOP suspense account (which shall not include any shares of Company Common Stock used to repay or forgive the ESOP loan), shall be converted into the right to receive the Merger Consideration. All remaining shares of Company Common Stock held by the ESOP which had been unallocated (or the proceeds from the sale thereof, if applicable) as of the Effective Time shall be allocated among the accounts of the ESOP participants with undistributed account balances at the Effective Time who are employed by the Company at the Effective Time, and in proportion to the balances credited to their accounts immediately prior to such allocation and distributed to ESOP participants after the receipt of a favorable determination letter from the IRS. No benefit distributions shall be made from the ESOP without the prior written consent of Buyer before the IRS issues a favorable determination letter with respect to the tax-qualified status of the ESOP on termination unless otherwise required by law. Prior to the Effective Time, Company shall take all such actions as are necessary to submit the application for favorable determination letter in advance of the Closing (and to provide Buyer with the opportunity to review the application for a favorable determination letter at least twenty (20) days prior to the filing date with the IRS), and following the Closing, Buyer shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). The Company, Company Bank, and following the Effective Time, Buyer, will adopt such amendments to the ESOP to effect the provisions of this Section 6.18. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be distributed to participants and beneficiaries in accordance with ESOP Plan and Trust provisions and applicable law.

Article VII - CONDITIONS TO CONSUMMATION OF THE MERGER

7.1            Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)            Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable law, the Company’s Articles of Incorporation and the Company’s Bylaws.

(b)            Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Regulatory Approval shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c)            No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

(d)            Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e)            Nasdaq Listing. The shares of Buyer Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

7.2            Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a)            Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b)            Tax Opinion Relating to the Merger. Buyer shall have received the written opinion of Buyer’s counsel, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that if Buyer’s counsel shall not render such opinion, this condition will nonetheless be deemed satisfied if the Company’s counsel shall render such opinion to Buyer. In rendering such opinion, Buyer’s counsel or the Company’s counsel, as appropriate, shall be entitled to rely upon the representations contained in the letters of Buyer and the Company referred to in Section 6.17(d) hereto and upon such other representations as the counsel rendering such tax opinion reasonably deems relevant.

7.3            Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a)            Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b)            Tax Opinion Relating to the Merger. The Company shall have received the written opinion of Company’s counsel, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that if Company’s counsel shall not render such opinion, this condition will nonetheless be deemed satisfied if Buyer’s counsel shall render such opinion to the Company. In rendering such opinion, Company’s counsel or Buyer’s counsel, as appropriate, shall be entitled to rely upon the representations contained in the letters of Buyer and the Company referred to in Section 6.17(d) hereto and upon such other representations as the counsel rendering such tax opinion reasonably deems relevant.

Article VIII - TERMINATION

8.1            Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a)            by the mutual consent of Buyer and the Company in a written instrument;

(b)            by Buyer or the Company, in the event that the Merger is not consummated by June 1, 2023 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)            by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

(d)            by Buyer or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

(e)            by Buyer or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Meeting (including any adjournment or postponement thereof); provided, however, that the Company shall only be entitled to terminate this Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 6.1 (subject to Section 6.5);

(f)            by Buyer, if (i) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 6.1, (C) in response to a tender offer or exchange offer for outstanding shares of Company Common Stock that has been publicly disclosed (other than by Buyer or an Affiliate of Buyer), recommends that the holders of Company Common Stock tender their shares of Company Common Stock in such tender offer or exchange offer or, within ten Business Days after the commencement of such tender offer or exchange offer, the Company Board fails to publicly recommend against such tender offer or exchange offer within five Business Days of being requested to do so by Buyer (provided that Buyer may make such request only once with respect to any such tender offer or exchange offer unless such tender offer or exchange offer is subsequently modified in which case Buyer may make such request once each time such modification is made), (D) at any time after the end of ten Business Days following the receipt of an Acquisition Proposal, the Company Board shall have failed to publicly reconfirm the Company Recommendation within five Business Days of being requested to do so by Buyer, or (ii) there shall have been a material breach by the Company of Section 6.5.

8.2            Effect of Termination and Abandonment.

(a)            In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 6.3 (Press Releases), 6.13 (Confidentiality Agreement) and 9.5 (Expenses) and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement or fraud.

(b)            In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f), the Company shall pay to Buyer an amount equal to $12,000,000 (the “Termination Fee”).

(c)            In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(b) due to the failure to obtain the approval of the Company’s stockholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting (including any adjournment or postponement thereof) or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%.”

(d)            In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) as a result of an intentional breach by the Company and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.2(c) and (ii) within 12 months of such termination, the Company shall have (x) consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%.”

(e)            Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment. Any payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall constitute liquidated damages and not a penalty and shall be the sole remedy of Buyer in the event of a termination of this Agreement pursuant to this Section 8.2; provided, however, that, notwithstanding anything to the contrary herein, the Company shall not be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement or fraud.

(f)            Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such unpaid amounts at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

Article IX - MISCELLANEOUS

9.1            Standard. No representation or warranty of the Company contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 9.1 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.12(i) and 4.11). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.3(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.3(b), 3.4(a), 3.5, 3.6, 3.7(a)(ii), 3.14(l), 3.22, 3.33 and the first two sentences of each of Sections 3.2 and 3.8, in the case of the Company, and Sections 4.3, 4.4, 4.5, 4.6(a)(ii) and the first three sentences of Section 4.2, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12(i), in the case of the Company, and Section 4.11, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.2            Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

9.3            Certain Definitions.

(a)            As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York or the Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer Banks” shall mean Brookline Bank and Bank Rhode Island.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); or (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole), (vii) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (viii) changes in the trading price or trading volume of Buyer Common Stock (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect).

“Certificate(s)” means certificates or book entry shares evidencing shares of Company Common Stock held by its stockholders.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); or (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole) and (vii) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of February 15, 2022, by and between Buyer and the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Knowledge” shall mean, with respect to any fact, event or occurrence, the actual knowledge after reasonable inquiry of one or more of (i) in the case of the Company, the Company’s executive officers, all of whom are listed on Schedule 9.3(a)(i), or (ii) in the case of Buyer, Buyer’s executive officers, all of whom are listed on Schedule 9.3(a)(ii).

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Personal Information” means a natural Person’s (including an end user’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or user or account number or any other piece of information relating to or being capable of being associated, directly or indirectly, with an identified or identifiable natural Person or is otherwise considered personally identifiable information or personal data under Privacy Laws, including, without limitation, all information considered nonpublic personal information under the Gramm Leach Bliley Act.

“Privacy Laws” shall mean any law, rule or regulation that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, including, without limitation, the CAN-SPAM Ac, the Telephone Consumer Privacy Act, the Gramm-Leach-Bliley Act and all United States state Laws concerning privacy, data security, breach response and/or data protection, each as amended from time to time.

“Regulatory Approvals” shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the approval of the FRB, (b) the approval of the Massachusetts Commissioner of Banks (Board of Bank Incorporation), and (c) the approval of the New York State Department of Financial Services.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Suspense Shares” shall mean shares of Company Common Stock allocated to the suspense account pursuant to the ESOP.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

(b)            The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan” shall have the meaning set forth in Section 6.10(e).

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Baseline Closing Date” shall have the meaning set forth in Section 1.4.

“BHCA” shall have the meaning set forth in Section 3.2.

“BOLI” shall have the meaning set forth in Section 3.16.

“Burdensome Conditions” shall have the meaning set forth in Section 6.8.

“Business” shall have the meaning set forth in Section 3.18(h).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Board” shall have the meaning set forth in Section 4.5(a).

“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1(b).

“Buyer Form 10-K” shall have the meaning set forth in Section 4.10(a).

“Buyer Preferred Stock” shall have the meaning set forth in Section 4.3.

“Buyer Representatives” shall have the meaning set forth in Section 6.4(a).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.10(a).

“Buyer Share Issuance” shall have the meaning set forth in Section 4.5(a).

“Buyer Stock Price” shall have the meaning set forth in Section 2.3.

“CCPA” shall have the meaning set forth in Section 3.19(i).

“CERCLA” shall have the meaning set forth in Section 3.17(e).

“Classified Loans” shall have the meaning set forth in Section 3.24(h).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Bank” shall have the meaning set forth in Section 1.8.

“Company Board” shall have the meaning set forth in Section 2.7(c).

“Company Board Designees” shall have the meaning set forth in Section 1.6.

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).

“Company Equity Plan” shall have the meaning set forth in Section 2.7(c).

“Company Form 10-K” shall have the meaning set forth in Section 3.11(a).

“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(h)(iii).

“Company IT Systems” shall have the meaning set forth in Section 3.18(i).

“Company Material Contract” shall have the meaning set forth in Section 3.20(a).

“Company Meeting” shall have the meaning set forth in Section 6.1(a).

“Company Pension Plan” means the Retirement Plan of PCSB Bank in Pentegra Retirement Trust, as amended and restated.

“Company Property” shall have the meaning set forth in Section 3.17(a).

“Company Recommendation” shall have the meaning set forth in Section 6.1(d).

“Company Representatives” shall have the meaning set forth in Section 6.5(a).

“Company RSAs” shall have the meaning set forth in Section 2.7(b).

“Company SEC Documents” shall have the meaning set forth in Section 3.11(a).

“Company Stock Options” shall have the meaning set forth in Section 2.7(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 3.6.

“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).

“Contingent Workers” shall have the meaning set forth in Section 3.15(a).

“CRA” shall have the meaning set forth in Section 3.31(a).

“Derivative Transactions” shall have the meaning set forth in Section 3.28.

“DGCL” shall have the meaning set forth in preamble to this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Program” shall have the meaning set forth in Section 3.14(m)(i).

“Environment” shall have the meaning set forth in Section 3.17(f).

“Environmental Laws” shall have the meaning set forth in Section 3.17(f).

“ERISA” shall have the meaning set forth in Section 3.14(m)(ii).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(l)(iv).

“Exchange Agent” shall have the meaning set forth in Section 2.4(a).

“Exchange Fund” shall have the meaning set forth in Section 2.4(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).

“FDIA” shall have the meaning set forth in Section 3.30.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Finance Laws” shall have the meaning set forth in Section 3.9(a).

“Financial Advisor” shall have the meaning set forth in Section 3.33.

“FRB” shall have the meaning set forth in Section 3.2.

“GDPR” shall have the meaning set forth in Section 3.19(i).

“Hazardous Material” shall have the meaning set forth in Section 3.17(f).

“Indemnified Parties” shall have the meaning set forth in Section 6.9(a).

“Information Security Requirements” shall have the meaning set forth in Section 3.19(b).

“Information Security Reviews” shall have the meaning set forth in Section 3.19(c).

“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(h).

“IRS” shall have the meaning set forth in Section 3.13(d).

“Leases” shall have the meaning set forth in Section 3.21(b).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loan Property” shall have the meaning set forth in Section 3.17(f)

“Loans” shall have the meaning set forth in Section 3.24(a).

“maintains” shall have the meaning set forth in Section 3.14(m)(iii).

“Management Agreement Documents” shall have the meaning set forth in Section 3.21(c).

“Marks” shall have the meaning set forth in Section 3.18(h).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Money Laundering Laws” shall have the meaning set forth in Section 3.31(b).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(m)(v).

“Nasdaq” shall have the meaning set forth in Section 1.6.

“New Certificates” shall have the meaning set forth in Section 2.5(a).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“Notice Period” shall have the meaning set forth in Section 6.5(e).

“OFAC” shall have the meaning set forth in Section 3.31(c).

“Oil” shall have the meaning set forth in Section 3.17(f).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Owned Real Property” shall have the meaning set forth in Section 3.21(c).

“Participation Facility” shall have the meaning set forth in Section 3.17(f).

“Patents” shall have the meaning set forth in Section 3.18(h).

“Premium Limit” shall have the meaning set forth in Section 6.9(b).

“Privacy Requirements” shall have the meaning set forth in Section 3.19(a).

“Products” shall have the meaning set forth in Section 3.18(h).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.2(a).

“Registration Statement” shall have the meaning set forth in Section 6.2(a).

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.11(b).

“SEC” shall have the meaning set forth in Section 3.11(a).

“Settlement Agreement” shall have the meaning set forth in Section 6.10(d).

“Superior Proposal” shall have the meaning set forth in Section 6.5(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.22.

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Third Party Rights” shall have the meaning set forth in Section 3.18(c).

“Trade Secrets” shall have the meaning set forth in Section 3.18(h).

“USA PATRIOT Act” shall have the meaning set forth in Section 3.31(b).

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“WARN Act” shall have the meaning set forth in Section 3.15(d).

9.4            Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the stockholders of the Company without obtaining such approval.

9.5            Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

9.6            Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, sent by electronic transmission (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

Brookline Bancorp, Inc.
Attention:     Marissa Martin
Email:             mmartin@brkl.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210

Attention:     Samantha M. Kirby

Email:             skirby@goodwinlaw.com

If to the Company, to:

PCSB Financial Corporation
Attention:     Joseph D. Roberto
Email:            jroberto@mypcsb.com

With a copy to (which shall not constitute notice):

Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, DC 20015

Attention:     Kip A. Weissman
Email:             kweissman@luselaw.com

9.7            Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8            Confidential Supervisory Information. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and § 309.6(a)) of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.9            Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

9.10            Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Words of number may be read as singular or plural, as required by context. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

9.11            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.12            Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law (except to the extent that mandatory provisions of the MGCL are applicable). Each of the parties hereto (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.13            Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Nothing set forth in this Section 9.12 shall restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available at any time.

9.14            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.15            Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated by means of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

Brookline Bancorp, Inc.

By:	/s/ Paul A. Perrault
Name: Paul A. Perrault
Title: Chairman and Chief Executive Officer

PCSB Financial Corporation

By:	/s/ Joseph D. Roberto
Name: Joseph D. Roberto
Title: Chairman, President and Chief Executive Officer